As filed with the Securities and Exchange Commission on July 1, 2015

REGISTRATION NO. 333-199552

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LIBERTY GLOBAL PLC

(Exact name of Registrant as specified in its charter)

England and Wales	4841	98-1112770
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification code number)	(I.R.S. Employer Identification No.)

12300 Liberty Boulevard Englewood, CO 80112 (303) 220-6600	38 Hans Crescent London SW1X 0LZ United Kingdom +44.20.7190.6449

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Bryan H. Hall

Executive Vice President

Liberty Global plc

38 Hans Crescent

London SW1X 0LZ

United Kingdom

+44.20.7190.6449

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Jeremy Kutner Shearman & Sterling (London) LLP 9 Appold Street London, EC2A 2AP United Kingdom +44.20.7655.5000	George Casey Robert Katz Harald Halbhuber Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022 (212) 848-4000	Robert Murray Renee Wilm Jonathan Gordon Baker Botts L.L.P. 30 Rockefeller Plaza New York, New York 10012 (212) 408-2500

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed transactions described herein have been satisfied or waived, as applicable.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.  ☒

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This post-effective Amendment No. 1 to Liberty Global plc’s Registration Statement on Form S-4 (Registration No. 333-199552), originally filed with the Securities and Exchange Commission on October 22, 2014 (as amended by Amendment No. 1, filed on December 3, 2014, Amendment No. 2, filed on December 22, 2014, and Amendment No. 3, filed on December 24, 2014) (as so amended, the “Registration Statement”), is being filed for the sole purpose of replacing Exhibit 8.2 Form of Opinion of Shearman & Sterling LLP re: certain U.S. federal income tax matters (to be delivered as a condition to the completion of the Transaction), previously filed with the Registration Statement, with a final executed version of Exhibit 8.2, filed herewith. The Registration Statement is hereby amended, as appropriate, to reflect the replacement of such exhibit.

This post-effective Amendment No. 1 to the Registration Statement became effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

Item 21.	Exhibits and Financial Statement Schedules

(a)	Exhibits. The following is a complete list of Exhibits filed as part of this registration statement.

Exhibit No.	Document

3.1	Form of New Articles of Association of the Registrant (included as Annex G to the proxy statement/prospectus forming a part of this Registration Statement).*

5.1	Opinion of Shearman & Sterling (London) LLP re: validity of the securities.*

8.1	Opinion of Shearman & Sterling LLP re: certain U.S. federal income tax matters.*

8.2	Opinion of Shearman & Sterling LLP re: certain U.S. federal income tax matters (to be delivered as a condition to the completion of the Transaction).

15.1	KPMG LLP Letter Regarding Unaudited Interim Financial Statements.*

23.1	Consent of KPMG LLP.*

23.2	Consent of Ernst & Young Accountants LLP.*

23.3	Consent of Shearman & Sterling (London) LLP (included in Exhibit 5.1).*

24.1	Power of Attorney.*

99.1	Form of Proxy Card for General Meeting.*

99.2	Form of Proxy Card for Class A Meeting.*

99.3	Form of Proxy Card for Class B Meeting.*

99.4	Form of Proxy Card for Class C Meeting.*

*	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Denver, Colorado, on July 1, 2015.

LIBERTY GLOBAL PLC

By:	/s/ Bryan H. Hall
Bryan H. Hall
Executive Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

	Name	Title	Date

	* John C. Malone	Chairman of the Board	July 1, 2015

	* Michael T. Fries	President, Chief Executive Officer (Principal Executive Officer) and Director	July 1, 2015

	* Andrew J. Cole	Director	July 1, 2015

	* John P. Cole	Director	July 1, 2015

	* Miranda Curtis	Director	July 1, 2015

	* John W. Dick	Director	July 1, 2015

	* Paul A. Gould	Director	July 1, 2015

	Richard R. Green	Director	July 1, 2015

	* David E. Rapley	Director	July 1, 2015

	* Larry E. Romrell	Director	July 1, 2015

	* J.C. Sparkman	Director	July 1, 2015

	* J. David Wargo	Director	July 1, 2015

	* Charles H.R. Bracken	Executive Vice President and Co-Chief Financial Officer (Principal Financial Officer)	July 1, 2015

	* Bernard G. Dvorak	Executive Vice President and Co-Chief Financial Officer (Principal Accounting Officer)	July 1, 2015

* By:	/s/ Bryan H. Hall
	Bryan H. Hall		July 1, 2015
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Document

3.1	Form of New Articles of Association of the Registrant (included as Annex G to the proxy statement/prospectus forming a part of this Registration Statement).*

5.1	Opinion of Shearman & Sterling (London) LLP re: validity of the securities.*

8.1	Opinion of Shearman & Sterling LLP re: certain U.S. federal income tax matters.*

8.2	Opinion of Shearman & Sterling LLP re: certain U.S. federal income tax matters (to be delivered as a condition to the completion of the Transaction).

15.1	KPMG LLP Letter Regarding Unaudited Interim Financial Statements.*

23.1	Consent of KPMG LLP.*

23.2	Consent of Ernst & Young Accountants LLP.*

23.3	Consent of Shearman & Sterling (London) LLP (included in Exhibit 5.1).*

24.1	Power of Attorney.*

99.1	Form of Proxy Card for General Meeting.*

99.2	Form of Proxy Card for Class A Meeting.*

99.3	Form of Proxy Card for Class B Meeting.*

99.4	Form of Proxy Card for Class C Meeting.*

*	Previously filed.